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                                                                     EXHIBIT 3.5




                      CORRECTED CERTIFICATE OF DESIGNATIONS
                           OF SERIES H PREFERRED STOCK
                                 OF ALTEON INC.



                  Pursuant to Section 103 of the General Corporation Law of the State of Delaware, Alteon Inc., organized and existing under the General Corporation Law of the State of Delaware, files this Corrected Certificate of Designations of Series H Preferred Stock of Alteon Inc. to correct the number of shares initially constituting the Series H Preferred Stock as set forth in
Section 1 of the Certificate of Designations of Series H Preferred Stock of Alteon Inc. filed on December 11, 1997. The Certificate of Designations of Series H Preferred Stock of Alteon Inc. in its corrected form is as follows:


                           CERTIFICATE OF DESIGNATIONS
                           OF SERIES H PREFERRED STOCK
                                 OF ALTEON INC.


                  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Alteon Inc. (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

                  That, pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Fifth of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation on December 3, 1997, adopted the following resolution creating a series of Preferred Stock designated as Series H Preferred
Stock:

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Series H Preferred Stock" (the "Series H Preferred Stock"), par value $0.01 per share. The number of shares initially constituting the Series H Preferred Stock shall be 8,000.
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         SECTION 2. Dividends or Distributions.

                  (a) Quarterly Dividends. The holders of the shares of Series H Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, cumulative quarterly dividends, payable in shares of Series H Preferred Stock, whether or not declared, on the last day of each fiscal quarter in each year (the "Dividend Payment Date"), commencing upon the Dividend Payment Date next following the first issuance of a share of Series H Preferred Stock, at the rate per annum equal to the Prime Rate published in The Wall Street Journal five (5) Business Days (as defined in
Section 5(a)) prior to such issuance. Such dividend shall be calculated by multiplying the number of shares of Series H Preferred Stock held by a holder on the Dividend Payment Date by such Prime Rate per annum.

                  (b) Record Date. The Dividend Payment Date shall be the record date for the determination of holders of shares of Series H Preferred Stock entitled to receive a dividend declared thereon.

                  (c) Accrual and Accumulation. Dividends shall begin to accrue and be cumulative on outstanding shares of Series H Preferred Stock from and after the date of issue of such shares of Series H Preferred Stock. Accrued but unpaid dividends shall not bear interest. Notwithstanding anything to the contrary contained herein, the Corporation shall not be required to deliver certificates representing shares of Series H Preferred Stock in payment of accrued dividends on any date other than a Dividend Payment Date.

                  (d) Other Dividends and Distributions. The holders of the shares of Series H Preferred Stock shall not be entitled to receive any other dividends or distributions except as provided herein.

                  (e) Necessary Actions. The Corporation shall take any and all corporate action necessary to declare and pay such dividends described in this
Section 2.

                  (f) Limitation on Dividends. Dividends shall accrue but shall not be payable on the shares of Series H Preferred Stock held by any holder during any period when such holder, its Affiliates (as hereinafter defined) and any group (a "Group") (within the meaning of Rule 13d-5 promulgated pursuant to the Securities and Exchange Act of 1934, as amended from time to time (the "Exchange Act") of which such holder or any of its Affiliates is a member is the beneficial owner (as defined in Rule 13d-3 promulgated pursuant to the Exchange
Act) (a "Beneficial Owner"), in aggregate, directly or indirectly, of more than forty (40%) percent of the Common Stock of the Corporation. For purposes of this Certificate of Designations of Series H Preferred Stock (the "Certificate"), "Affiliate" shall have the meaning given it in Rule 405 promulgated

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under the Securities Act of 1933, as amended from time to time (the "Securities
Act"), provided, however, that an affiliate which is not controlled (within the meaning of Rule 405 promulgated under the Securities Act) by a holder of Series H Preferred Stock shall not be deemed to be an Affiliate unless such affiliate files statements regarding the securities of the Corporation pursuant to Regulation 13D-G under the Exchange Act, and provided, further, that a holder and its Affiliate(s) shall not be deemed to be a member of a Group unless a member of such Group has filed statements regarding the securities of the Corporation pursuant to Regulation 13D-G under the Exchange Act stating that such holder or its Affiliate(s) is a member of such Group.


         SECTION 3. Voting Rights. The Series H Preferred Stock shall have no voting rights whatsoever, except as required under the General Corporation Law of Delaware.

         SECTION 4. Certain Restrictions.

                  (a) Restrictions. Whenever quarterly dividends payable on the Series H Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on shares of Series H Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Preferred Stock;

                           (ii) declare or pay dividends on, or make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Preferred Stock, except dividends paid ratably on the Series H Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Preferred Stock, except for (x) redemptions, purchases or other acquisitions made ratably of the Series H Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled, (y) redemptions, purchases or other acquisitions made pursuant to Section 8, or redemption, purchases or other acquisitions of the 6% Cumulative Convertible Preferred

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Stock or Series G Preferred Stock made pursuant to the Certificate of
Designations for such stock or any agreement with the holders thereof in effect on the date this Certificate of Designations is executed.

         SECTION 5. Conversion Rights. The shares of Series H Preferred Stock may be converted into shares of Common Stock or cash as set forth in this
Section 5 at any time following the earlier of: (i) the granting of approval by the U.S. Food and Drug Administration (or any successor thereto) for the marketing and sale of any product which contains as an active ingredient the compound "Pimagedine" and which is a "Licensed Product"(as such terms are defined in that certain Development Collaboration and License Agreement (the "License Agreement") entered into by and between the Corporation and Genentech, Inc. ("Genentech") as of December 1, 1997; (ii) termination by Genentech of the License Agreement pursuant to Section 10.4(a) or 10.5 thereof; or (iii) December 1, 2002. Notwithstanding the foregoing, Genentech may convert up to that number of shares of Series H Preferred Stock described in the following sentence at any time when the product of (A) the average Fair Market Value (as hereinafter defined) of the Corporation's Common Stock for the twenty (20) days preceding the date of delivery of a Conversion Notice (as hereinafter defined) times (B) the number of outstanding shares of the Corporation's Common Stock on the date of delivery of a Conversion Notice, is less than two (2) times the aggregate price paid by Genentech to the Corporation for all shares of Series G Preferred Stock and Series H Preferred Stock then held by it (the "Purchase Price"). The number of shares of Series H Preferred Stock which Genentech shall be entitled to convert at any time shall not exceed that number of shares of Series H Preferred Stock, the Original Issuance Price (as hereinafter defined) of which, when added to the product of (A) and (B) of the preceding sentence, after giving effect to such conversion, will cause such sum to exceed two (2) times the Purchase Price of the Series G Preferred Stock and Series H Preferred Stock held by Genentech following such conversion, provided, however, that such Original Issuance Price shall be rounded up to the nearest multiple of $2,500,000. Genentech's right to convert shares of Series H Preferred Stock pursuant to the preceding sentence shall be suspended for a period of six (6) months following the effective date of termination of the License Agreement by Genentech under
Section 10.5 of the License Agreement, unless such termination occurs within sixty (60) days after new technical data regarding the development of Pimagedine becomes available to Genentech.

                  (a) Conversion by Holder. Subject to and in compliance with the provisions of this Section 5, any shares of Series H Preferred Stock may, at the option of the holder thereof upon at least seventy (70) days prior written notice to the Corporation, be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock which a holder of Series H

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Preferred Stock shall be entitled to receive upon conversion of a share of
Series H Preferred Stock shall be the quotient (hereinafter, the "Conversion Ratio") obtained by dividing $10,000 (the "Original Issuance Price") by the average of the Fair Market Value of the Common Stock for the twenty (20) Business Days immediately preceding the Conversion Date (as such terms are hereinafter defined) (such average being hereinafter referred to as the "Conversion Value"). For purposes of this Certificate, (i) "Business Day" shall mean a day on which the Nasdaq National Market or, if the Common Stock is not then listed on the Nasdaq National Market, any other established exchange or national system on which the Common Stock is listed, is open for trading and
(ii) "Fair Market Value" shall mean, for any Business Day, the closing sales price of the Common Stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market, or if the Common Stock is not then quoted on the Nasdaq National Market, on any established stock exchange or national market system on which the Common Stock is listed for such Business Day.

                  (b) Conversion by Corporation. Subject to and in compliance with the provisions of this Section 5, any shares of Series H Preferred Stock may at any time (subject to the limitation in Section 5(e)(iii)) at the option of the Corporation upon at least seventy (70) days prior written notice to the holder of Series H Preferred Stock, be converted into fully-paid and nonassessable shares of Common Stock or cash. Upon conversion of shares of Series H Preferred Stock by the Corporation, a holder of Series H Preferred Stock shall be entitled to a number of shares of Common Stock equal to the Conversion Ratio for each share of Series H Preferred Stock converted.

                  (c) Conversion Procedure. In order to convert Series H Preferred Stock into Common Stock, a holder of Series H Preferred Stock or the Corporation, as the case may be, shall deliver to the other written notice (a "Conversion Notice") of its election to make such conversion at least seventy
(70) days prior to the intended date of conversion (the "Conversion Date"). The Conversion Notice, if delivered by a holder, shall be delivered to the Corporation at its principal office and if delivered by the Corporation shall be delivered to the holder at its address as shown on the records of the Corporation. The Conversion Notice shall specify the Conversion Date, set forth the number of shares of Series H Preferred Stock to be converted upon the Conversion Date and, in the case of conversion by the holder, shall state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued and, in the case of conversion by the Corporation, shall state that the certificate(s) for shares of Common Stock issuable upon conversion shall be issued in the name and address of the holder, unless instructed otherwise by such holder. On the Conversion Date the holder shall surrender the certificate(s) representing the shares of Series H Preferred Stock

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being converted, duly endorsed, to the Corporation at its principal office or at the office of its transfer agent. As promptly as possible after the Conversion Date, the Corporation shall issue and deliver to such holder, at the Corporation's sole election, such certificate(s) as such holder may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series H Preferred Stock, in accordance with the provisions of this
Section 5, or cash in the amount equal to $10,000 for each share of Series H Preferred Stock being converted, or any combination of Common Stock and cash; as well as cash as provided in Section 5(f) in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of the converted shares of Series H Preferred Stock shall cease (other than the right to receive accrued but unpaid dividends, whether or not declared, as of such Conversion
Date), and the person or persons in whose name or names any certificate(s) for shares of Common Stock shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby unless the Corporation delivers cash to such holders as permitted by this
Section 5(c).

                  (d) Adjustments for Stock Splits, Recombinations, etc.

                           (i) The Conversion Date (as defined in Section 5(c))
shall be subject to adjustment from time to time as follows:

                                    (A) In the event the Corporation should at
any time or from time to time after the date hereof fix a record date which is less than twenty-one (21) days prior to a Conversion Date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter, the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then such Conversion Date shall be extended to the date which is twenty-one (21) days after such record date.

                                    (B) In the event the Corporation should at
any time or from time to time after the date hereof fix a record date which is less than twenty-one (21) days prior to a Conversion Date for a combination of the outstanding shares of Common Stock, then such Conversion Date shall be extended to the date which is twenty-one (21) days after such record date.


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                           (ii) In the event that after the date hereof the
Corporation shall declare a dividend payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends), or options or rights not referred to in Section 5(d)(i), then, in each such case each holder of Series H Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holder were the holder of the number of shares of Common Stock into which such holder's shares of Series H Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution. For purposes of the foregoing, the average Fair Market Value of the Common Stock over the twenty (20) Business Days prior to the record date shall be utilized in calculating the Conversion Value and Conversion Ratio.

                           (iii) If at any time or from time to time after the
date hereof there shall be a recapitalization of the Common Stock (other than a Corporate Reorganization under Section 7 or a subdivision or combination provided for above in this Section 5(d)), provision shall be made so that each holder of Series H Preferred Stock shall thereafter be entitled to receive upon any conversion of the Series H Preferred Stock under this Section 5 the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of Series H Preferred Stock pursuant to Section 5 would have been entitled on such recapitalization, all subject to further adjustment as provided hereinbelow or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series H Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including the adjustment in the Conversion Ratio and the number of shares of Common Stock issuable on conversion) shall be applicable after that event as nearly equivalent as may be practicable.

                  (e) Limitations Upon Conversion. Notwithstanding any other provision of this Section 5:

                           (i) In no event shall any holder of Series H
Preferred Stock be entitled to deliver a Conversion Notice with respect to the conversion into Common Stock of any shares of Series H Preferred Stock to the extent that, after giving immediate effect to such conversion (but employing for purposes of calculating the number of shares of Common Stock to be issued upon such conversion, in lieu of any Conversion Value, the Fair Market Value for the Business Day immediately preceding the date of such Conversion Notice), such holder, its Affiliates and any Group of which such holder or its Affiliates is a member would be the Beneficial Owner, in aggregate, directly or indirectly, of more than forty percent (40%) of the Common Stock that (but for this Section 5(e)) would be

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
outstanding following such conversion. To the extent a Conversion Notice provides for the conversion on the Conversion Date of shares of Series H Preferred Stock in excess of that permitted under this Section 5(e)(i), then such Conversion Notice shall be deemed to cover the maximum number of shares of Series H Preferred Stock which the holder thereof is entitled to convert on such Conversion Date.

                           (ii) In addition to the limitation imposed by Section
5(e)(i), on a Conversion Date in no event shall any holder of Series H Preferred Stock be entitled to convert into Common Stock any shares of Series H Preferred Stock to the extent that, after giving effect to such conversion pursuant to the provisions of this Section 5, such holder, its Affiliates and any Group of which such holder or its Affiliates is a member would be the Beneficial Owner, in aggregate, directly or indirectly, of more than forty percent (40%) of the Common Stock that (but for this Section 5(e)) would be outstanding following such conversion. To the extent a Conversion Notice provides for the conversion on the Conversion Date of shares of Series H Preferred Stock in excess of that permitted under this Section 5(e)(ii), then such Conversion Notice shall be deemed to cover the maximum number of shares of Series H Preferred Stock which the holder thereof is entitled to convert on such Conversion Date.

                           (iii) The Corporation shall not be entitled to
convert any shares of Series H Preferred Stock into shares of Common Stock if the holder of the Series H Preferred Stock and its Affiliates would be the Beneficial Owner of more than ten percent (10%) of the Common Stock that (but for this Section 5(e)) would be outstanding following any such conversion or if pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 the holder of the shares of Common Stock to be issued upon conversion would be required to make a filing in advance of the acquisition of such shares. To the extent that a Conversion Notice provides for the conversion on the Conversion Date of shares of Series H Preferred Stock in excess of that permitted pursuant to the prior sentence, then upon written notice from the holder to the Corporation specifying the holder's Beneficial Ownership percentage on the date of the Conversion Notice, such Conversion Notice shall be deemed to cover the maximum number of shares of Series H Preferred Stock which the Corporation is entitled to convert on such Conversion Date. In addition, at any time that the holder of the Series H Preferred Stock and its Affiliates is the Beneficial Owner of more than ten percent (10%) of the Common Stock, the Corporation shall not be entitled to convert any shares of Series H Preferred Stock, provided, however, that, on a Conversion Date which is after the later of (A) the date which is six (6) months and one (1) Business Day from the last date on which the holder of Series H Preferred Stock or its Affiliates purchased or otherwise acquired (as those terms have been interpreted by the courts for the purposes of Section 16 of the Exchange Act) any Common Stock of the Corporation

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or (B) the date which is six (6) months and one (1) Business Day from the date on which the holder of Series H Preferred Stock has purchased all shares of Series G Preferred Stock and Series H Preferred Stock which it is obligated to purchase pursuant to that certain Stock Purchase Agreement by and between the Corporation and Genentech, Inc., dated as of December 1, 1997 (the "Stock Purchase Agreement"), the Corporation may convert to cash all, but not less than all, of the shares of Series H Preferred Stock and Series G Preferred Stock held by such holder. Any purchases or acquisitions of Common Stock by the holder after receipt of a Conversion Notice providing for conversion pursuant to the preceding sentence shall not be included in calculating the time period described in phrase (A) of such sentence. For purposes of this Section 5(e)(iii) only, a Conversion Date set forth in a Conversion Notice delivered to the Company by a holder shall be deemed to be a date on which the holder has purchased or acquired Common Stock.

For purposes of this Section 5(e), all calculations of the number of shares of Common Stock that (but for this Section 5(e)) would be outstanding following any conversion of Series H Preferred Stock shall be made upon the assumption that the Corporation would elect, pursuant to Section 5(b), to issue shares of Common Stock, and not cash, in connection with such conversion.

                  (f) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series H Preferred Stock. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series H Preferred Stock, the Corporation shall pay to the holder of the shares of Series H Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Conversion Value. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series H Preferred Stock being converted at any one time by any holder thereof, and not upon each share of Series H Preferred Stock being converted by such holder.

                  (g) Partial Conversion. In the event some but not all of the shares of Series H Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, then Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series H Preferred Stock that were not converted.

                  (h) Standstill. For a period of five (5) years following the first issuance of a share of Series H Preferred Stock, during each calendar week within a Restricted Period (as hereinafter defined), no holder of Series H Preferred Stock shall sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, more than the Restricted Amount (as

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hereinafter defined) in such calendar week in the Restricted Period. A
"Restricted Period" shall mean any period commencing on the date which is twenty-five (25) Business Days preceding the Conversion Date (provided that a Conversion Notice has been provided to the Corporation under this Section 5) and ending on the Conversion Date applicable to such Conversion Notice, or any other period of time designated as a Restricted Period in this Certificate. The "Restricted Amount" applicable to any such calendar week within the Restricted Period shall mean that number of shares of Common Stock equal to twenty-five (25%) percent of the average weekly trading volume of the Common Stock for the four (4) week period preceding the first Business Day within the Restricted Period. Neither the Corporation nor its transfer agent shall be required to register upon the books and records of the Corporation any sale, transfer, assignment, pledge, hypothecation or other disposition of Common Stock made contrary to this Section 5(h). Furthermore, in the event of any violation of this Section 5(h), then the Corporation shall not be obligated to effect the subject conversion. In the case of conversion of Series H Preferred Stock by the Corporation, the Restricted Period shall begin on the date of delivery of the Conversion Notice.

                  (i) Conversion Upon Default. In the event of a material uncured default by the Corporation under any of the Transaction Documents (as such term is defined in the Stock Purchase Agreement), Genentech shall have the right to convert its shares of Series H Preferred Stock into shares of Common Stock according to the provisions of Section 5. Notwithstanding the foregoing, for the purposes of Genentech's right to convert under this Section 5(i), the limitations set forth in Sections 5(e)(i) and 5(e)(ii) shall not apply.

                  (j) Automatic Conversion. Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Ratio immediately upon the transfer of ownership by the initial holder to a third party which is not an Affiliate of such holder or a member of any Group of which such holder or any of its Affiliates is a member. In the event of such an automatic conversion, the outstanding shares of Series H Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series H Preferred Stock are delivered to the Corporation or its transfer agent. Such conversion shall be deemed to have been made on the date of transfer to such third party holder and the person(s) entitled to receive shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. For purposes of this

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Section 5(j) only, "Affiliate" shall have the meaning given it in Rule 405 promulgated under the Securities Act.

         SECTION 6. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Preferred Stock unless, prior thereto, the holders of shares of Series H Preferred Stock shall have received an amount equal to (i) the Original Issuance Price per share for the Series H Preferred Stock, plus (ii) the Original Issuance Price per share for each share of Series H Preferred Stock constituting accrued and unpaid dividends thereon, whether or not declared, to the date of such distribution, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Preferred Stock, except distributions made ratably on the Series H Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         SECTION 7. Corporate Reorganization. If at any time or from time to time there shall be a reorganization, consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (each of such transactions, a "Corporate Reorganization"), then, at such time and in any such case the Corporation shall provide each holder of Series H Preferred Stock with notice of such transaction and the details of such exchange at least fifteen (15) days before the closing of such transaction, and each such holder of Series H Preferred Stock shall have the right, at its election, to convert such shares of Series H Preferred Stock into shares of Common Stock prior to such closing, or to receive in such transaction the amount of the liquidation preference set forth in Section 6, as appropriate, in the form of the other stock or securities, cash and/or other property as is received by the holders of the Common Stock. For purposes of the foregoing, the average Fair Market Value of the Common Stock over the twenty (20) Business Days prior to the closing of such transaction shall be utilized in calculating the Conversion Value and Conversion Ratio, and a Restricted Period shall commence on the date the holder of the Series H Preferred Stock receives notice of such transaction and shall terminate on the date on which such transaction closes.

         SECTION 8. Corporation's Repurchase Obligation. For a period of five
(5) years following the first issuance of Series H Preferred Stock, if at any time the Corporation shall repurchase (a "Common Stock Repurchase") any shares of Common Stock from any person or entity other than a holder of Series G Preferred Stock or


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
Series H Preferred Stock or Common Stock issued upon conversion of 6% Cumulative Convertible Preferred Stock, then the Corporation shall repurchase from each holder of shares of Series H Preferred Stock the number of whole shares of Series H Preferred Stock determined by multiplying the number of shares of Series H Preferred Stock then held by such holder by a fraction, the numerator of which is the number of shares of Common Stock repurchased by the Company from the other holder(s) and the denominator of which is the number of shares of Common Stock issued and outstanding on the date of the Common Stock Repurchase. The repurchase price per share of Series H Preferred Stock repurchased pursuant to this Section 8 shall be the product of the number of shares of Common Stock into which a share of Series H Preferred Stock is convertible on the date of the Common Stock Repurchase and the price per share of Common Stock paid by the Corporation in connection with the Common Stock Repurchase. For purposes of the foregoing, the average Fair Market Value of the Common Stock over the twenty
(20) Business Days prior to the closing of the Common Stock Repurchase shall be utilized in calculating the Conversion Value and Conversion Ratio, and a Restricted Period shall commence on the date the holder of the Series H Preferred Stock receives notice of the Common Stock Repurchase and shall terminate on the date of the Common Stock Repurchase. Such repurchase of shares of Series H Preferred Stock shall be effected on the date of the Common Stock Repurchase.

         SECTION 9. No Redemption; No Sinking Fund.

                  (a) No Redemption. The shares of Series H Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series H Preferred Stock except as set forth in the Certificate of Incorporation, the Stock Purchase Agreement or the License Agreement; provided, however, that, subject to Section 4 hereof, the Corporation may purchase or otherwise acquire outstanding shares of Series H Preferred Stock by offer to any holder or holders of shares of Series H Preferred Stock and the Corporation may deliver cash in lieu of Common Stock upon the conversion of the shares of Series H Preferred Stock by the holders thereof or by the Corporation.

                  (b) No Sinking Fund. The shares of Series H Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

         SECTION 10. Ranking. The Series H Preferred Stock shall rank on parity in all respects with the 6% Cumulative Convertible Preferred Stock and the Series G Preferred Stock and superior in all respects to the Series F Preferred Stock. Nothing contained herein shall limit or restrict the ability of the Board of Directors of the Corporation, pursuant to Article Fifth of the Certificate of Incorporation, to fix powers, preferences or rights of the shares of one or more series of Preferred Stock of the


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
Corporation that are superior to the powers, preferences or rights of the Series H Preferred Stock or the ability of the Corporation to issue shares of such Preferred Stock.

         SECTION 11. Fractional Shares. To the extent necessary, the Corporation shall issue fractions of shares of Series H Preferred Stock issuable in payment of dividends. Such fractions shall be rounded to two (2) decimal places.

         SECTION 12. Re-acquired Shares. Any shares of Series H Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including upon conversion thereof) shall be retired and canceled promptly after the acquisition thereof. All such shares, upon their cancellation, shall become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article Fifth of the Certificate of Incorporation.

         SECTION 13. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, such number of its shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series H Preferred Stock, then the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

         SECTION 14. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series H Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series H Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least sixty-seven (67%) percent of the outstanding shares of Series H Preferred Stock, voting as a separate class.





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
                  IN WITNESS WHEREOF, the Corporation has caused this Corrected Certificate of Designations to be duly executed in its corporate name on this 14th day of January, 1998.


                                        ALTEON INC.



                                        By: /s/ James J. Mauzey
                                            ---------------------

                                        Name:   James J. Mauzey
                                             --------------------

                                        Title:  President and CEO
                                              -------------------




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